Exhibit 99.1

                                                                            NEWS
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

Contact: Bernard J. Kilkelly
         Vice President, Investor Relations
Phone :  212-303-4349
E-mail:  bernie-kilkelly@dlfi.com

 DELPHI FINANCIAL REPORTS 16% INCREASE IN THIRD QUARTER OPERATING EPS TO $0.71;
                       NET INCOME PER SHARE REACHES $0.71

Wilmington, Delaware - October 24, 2006 - Delphi Financial Group, Inc. (NYSE:
DFG) announced today that net income in the third quarter of 2006 was $36.2 million or $0.71 per share, compared to $22.0 million or $0.44 per share in the third quarter of 2005. In the third quarter of 2005, net income per share included after-tax realized investment gains of $0.04 and losses from discontinued operations of $(0.21). Prior period per share amounts have been restated to reflect the 3-for-2 common stock split effected on June 1, 2006.

Operating earnings(1) in the third quarter of 2006 increased 19% to $36.4 million from $30.6 million in the third quarter of 2005. Operating earnings per share rose 16% to $0.71 from $0.61 a year ago. Operating earnings for the first nine months of 2006 increased 21% to $106.0 million compared to $87.5 million a year ago, while operating earnings per share grew 19% to $2.09 per share from $1.75 per share in the first nine months of 2005.

For the first nine months of 2006, net income was $101.9 million or $2.00 per share, compared with $84.1 million or $1.68 per share in the first nine months of 2005. Net income in the first nine months of 2006 included after-tax realized investment losses of $(1.2) million or $(0.03) per share and losses from discontinued operations of $(2.9) million or $(0.06) per share. Net income in the first nine months of 2005 included after-tax realized investment gains of $5.5 million or $0.11 per share and losses from discontinued operations of $(9.0) million or $(0.18) per share.

Core group employee benefit premiums in the third quarter of 2006 grew 18% from the third quarter a year ago, reaching $280 million. This growth was driven by a 21% increase in premiums from excess workers' compensation insurance at Delphi's Safety National subsidiary and a 20% increase in group disability premiums at Delphi's Reliance Standard Life (RSL) subsidiary. The combined ratio for the Company's group employee benefit products in the third quarter of 2006 was 93.3%, which was unchanged from the third quarter of 2005 and down from 94.1% for full-year 2005.

Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Delphi's excellent financial results reflect continued growth and improved margins in our insurance operations and strong investment performance in the quarter. Our premium growth continued to benefit from strategic initiatives implemented over the past two years to expand our distribution and strengthen our market leadership positions. The CDS division of RSL, established in April to lead RSL's expansion in the attractive turnkey group disability market, made a strong contribution to our premium growth in the third quarter. Safety National's solid growth in excess workers' compensation production was boosted by renewals of former excess workers' compensation clients of Employers Re, for which we purchased renewal rights in July 2005."

DELPHI FINANCIAL REPORTS 16% INCREASE IN THIRD QUARTER OPERATING
EPS TO $0.71                                                              PAGE 2

Mr. Rosenkranz added, "We are continuing to capitalize on positive market trends in our insurance businesses, including the ongoing hard market for excess workers' compensation and the favorable climate for our small-case niche at Reliance Standard. As a result, we remain confident in our outlook for strong earnings growth in the remainder of 2006 and heading into next year."

Delphi's net investment income in the third quarter of 2006 was $66.2 million, a gain of 23% from $53.8 million in the same quarter a year ago. Invested assets at September 30, 2006 were $4.3 billion, an increase of 13% from $3.8 billion at September 30, 2005. The pre-tax equivalent yield on the Company's investment portfolio in the third quarter of 2006 was 6.6% compared to 5.9% for the third quarter of 2005. Delphi's shareholders' equity was $1.1 billion at the end of the third quarter, and book value per share before accumulated other comprehensive income (2) rose to $22.52 at September 30, 2006 compared with $20.59 at December 31, 2005.

CONFERENCE CALL

On October 25, 2006 at 11:00 AM (Eastern time), Delphi will broadcast the Company's third quarter 2006 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on October 25, 2006. Investors can also download Delphi's third quarter 2006 statistical supplement from the Company's website at www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expects," "believes," "anticipates," "intends," "judgment," "outlook" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

DELPHI FINANCIAL REPORTS 16% INCREASE IN THIRD QUARTER OPERATING
EPS TO $0.71                                                              PAGE 3

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

(1) Operating earnings, which is a non-GAAP financial measure, consist of income from continuing operations excluding after-tax realized investment gains and losses, as applicable. After-tax net realized investment (losses) gains were $(0.2) million and $2.2 million, or $0.00 per share and $0.04 per share, for the third quarter of 2006 and 2005, respectively, and $(1.2) million and $5.5 million, or $(0.03) per share and $0.11 per share for the first nine months of 2006 and 2005, respectively. After-tax income (loss) from discontinued operations was $1,000 and $(10.8) million, or $0.00 per share and $(0.21) per share, for the third quarter of 2006 and 2005, respectively, and $(2.9) million and $(9.0) million, or $(0.06) per share and $(0.18) per share for the first nine months of 2006 and 2005, respectively. The Company believes that because realized investment gains and losses and discontinued operations arise from events that, to a significant extent, are within management's discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company's operating trends. Investment gains or losses may be realized based on management's decision to dispose of an investment, and investment losses may be realized based on management's judgment that a decline in the market value of an investment is other than temporary. Discontinued operations occur based on management's decision to exit or sell a particular business. Thus, realized investment gains and losses and results from discontinued operations are not reflective of the Company's ongoing earnings capacity, and trends in the earnings of the Company's underlying insurance operations can be more clearly identified without the effects of these items. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, gains and losses of these types, particularly as to investments, occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company's overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies' financial statements. All per share amounts are on a diluted basis.

(2) Diluted book value per share before accumulated other comprehensive income, which is a non-GAAP financial measure, is based on shareholders' equity excluding the effect of accumulated other comprehensive income. The Company believes that, because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP, this non-GAAP measure is useful in analyzing the Company's operating trends.

                                      ####

                          DELPHI FINANCIAL GROUP, INC.
                           Non-GAAP Financial Measures
                             Reconciliation to GAAP
                (Unaudited; in thousands, except per share data)

                                                                     Three Months Ended              Nine Months Ended
                                                               ----------------------------    ----------------------------
                                                                09/30/2006      09/30/2005      09/30/2006      09/30/2005
                                                               ------------    ------------    ------------    ------------
INCOME STATEMENT DATA
---------------------

Operating earnings (Non-GAAP measure)                          $     36,386    $     30,630    $    106,046    $     87,528
    Net realized investment (losses) gains, net of taxes               (218)          2,208          (1,222)          5,547
                                                               ------------    ------------    ------------    ------------
      Income from continuing operations                              36,168          32,838         104,824          93,075
    Discontinued operations, net of taxes                                 1         (10,806)         (2,932)         (8,959)
                                                               ------------    ------------    ------------    ------------
Net income (GAAP measure)                                      $     36,169    $     22,032    $    101,892    $     84,116
                                                               ============    ============    ============    ============

DILUTED RESULTS PER SHARE OF COMMON STOCK:
    Operating earnings (Non-GAAP measure)                      $       0.71    $       0.61    $       2.09    $       1.75
      Net realized investment (losses) gains, net of taxes                -            0.04           (0.03)           0.11
                                                               ------------    ------------    ------------    ------------
        Income from continuing operations                              0.71            0.65            2.06            1.86
      Discontinued operations, net of taxes                               -           (0.21)          (0.06)          (0.18)
                                                               ------------    ------------    ------------    ------------
    Net income (GAAP measure)                                  $       0.71    $       0.44    $       2.00    $       1.68
                                                               ============    ============    ============    ============


BALANCE SHEET DATA                                                                              09/30/2006      12/31/2005
-------------------------------------------------------------                                  ------------    ------------
Shareholders' equity, excluding accumulated other
    comprehensive income (Non-GAAP measure)                                                    $  1,115,502   $  1,012,775
    Add:  Accumulated other comprehensive income                                                     17,001         20,264
                                                                                               ------------   ------------
Shareholders' equity (GAAP measure)                                                            $  1,132,503   $  1,033,039
                                                                                               ============   ============

Diluted book value per share of common stock, excluding
    accumulated other comprehensive income (Non-GAAP measure)                                  $      22.52   $      20.59
    Add:  Accumulated other comprehensive income                                                       0.32           0.38
                                                                                               ------------   ------------
Diluted book value per share of common stock (GAAP measure)                                    $      22.84   $      20.97
                                                                                               ============   ============

Please see note 1 of the press release for a discussion regarding the usefulness of the non-GAAP financial measure "operating earnings." The Company believes that the non-GAAP financial measure "diluted book value per share excluding accumulated other comprehensive income" provides useful supplemental information because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP.

NOTE: Prior period results have been restated for discontinued operations attributable to assumed property reinsurance. Prior period results per share and applicable share amounts have been restated to reflect the 3-for-2 common stock split effected in the form of a 50% stock dividend distributed on June 1, 2006.

                          DELPHI FINANCIAL GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (Unaudited; in thousands, except per share data)

                                                                     Three Months Ended             Nine Months Ended
                                                               ----------------------------    ----------------------------
                                                                09/30/2006      09/30/2005      09/30/2006      09/30/2005
                                                               ------------    ------------    ------------    ------------
Revenue:
    Premium and fee income                                     $    295,190    $    250,649    $    838,419    $    732,603
    Net investment income                                            66,159          53,843         185,974         162,293
    Net realized investment (losses) gains                             (335)          3,397          (1,880)          8,534
                                                               ------------    ------------    ------------    ------------
                                                                    361,014         307,889       1,022,513         903,430
                                                               ------------    ------------    ------------    ------------

Benefits and expenses:
    Benefits, claims and interest credited to policyholders         217,322         180,644         612,961         541,157
    Commissions and expenses                                         85,314          74,790         239,954         212,053
                                                               ------------    ------------    ------------    ------------
                                                                    302,636         255,434         852,915         753,210
                                                               ------------    ------------    ------------    ------------

      Operating income                                               58,378          52,455         169,598         150,220

Interest expense:
    Corporate debt                                                    5,250           3,781          15,029          11,712
    Junior subordinated deferrable interest debentures                1,319           1,229           3,887           3,599
Income tax expense                                                   15,641          14,607          45,858          41,834
                                                               ------------    ------------    ------------    ------------

      Income from continuing operations                              36,168          32,838         104,824          93,075

Discontinued operations, net of taxes                                     1         (10,806)         (2,932)         (8,959)
                                                               ------------    ------------    ------------    ------------

      Net income                                               $     36,169    $     22,032    $    101,892    $     84,116
                                                               ============    ============    ============    ============
Basic results per share of common stock:
    Income from continuing operations                          $       0.73    $       0.67    $       2.12    $       1.91
    Discontinued operations                                               -           (0.22)          (0.06)          (0.19)
    Net income                                                         0.73            0.45            2.06            1.72
    Weighted average shares outstanding                              49,652          49,350          49,531          48,818

Diluted results per share of common stock:
    Income from continuing operations                          $       0.71    $       0.65    $       2.06    $       1.86
    Discontinued operations                                               -           (0.21)          (0.06)          (0.18)
    Net income                                                         0.71            0.44            2.00            1.68
    Weighted average shares outstanding                              50,926          50,564          50,824          50,138

Dividends paid per share of common stock                       $       0.08    $       0.06    $       0.23    $       0.18

NOTE: Prior period results have been restated for discontinued operations attributable to assumed property reinsurance. Prior period results per share and applicable share amounts have been restated to reflect the 3-for-2 common stock split effected in the form of a 50% stock dividend distributed on June 1, 2006.

                          DELPHI FINANCIAL GROUP, INC.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS
                            (Unaudited; in thousands)

                                                                      09/30/2006   12/31/2005
                                                                     -----------   -----------
 Assets:
     Investments:
       Fixed maturity securities, available for sale                 $ 3,329,065   $ 3,244,764
       Short-term investments                                            297,276        94,308
       Other investments                                                 695,147       573,532
                                                                     -----------   -----------
                                                                       4,321,488     3,912,604

     Cash                                                                 45,496        28,493
     Cost of business acquired                                           269,179       248,138
     Reinsurance receivables                                             404,970       413,113
     Goodwill                                                             93,929        93,929
     Securities lending collateral                                       250,379       244,821
     Other assets                                                        263,778       235,644
     Assets held in separate account                                     107,334        99,428
                                                                     -----------   -----------
         Total assets                                                $ 5,756,553   $ 5,276,170
                                                                     ===========   ===========
Liabilities and Shareholders' Equity:
     Policy liabilities and accruals                                 $ 2,021,813   $ 1,862,872
     Policyholder account balances                                     1,126,273     1,039,610
     Corporate debt                                                      263,750       234,750
     Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities
       issued by unconsolidated subsidiaries                              59,762        59,762
     Securities lending payable                                          250,379       244,821
     Other liabilities and policyholder funds                            794,739       701,888
     Liabilities related to separate account                             107,334        99,428
                                                                     -----------   -----------
         Total liabilities                                             4,624,050     4,243,131

Shareholders' equity:
     Class A Common Stock                                                    479           313
     Class B Common Stock                                                     57            39
     Additional paid-in capital                                          470,797       442,531
     Accumulated other comprehensive income                               17,001        20,264
     Retained earnings                                                   727,139       636,285
     Treasury stock, at cost                                             (82,970)      (66,393)
                                                                     -----------   -----------
                                                                       1,132,503     1,033,039
                                                                     -----------   -----------
         Total liabilities and shareholders' equity                  $ 5,756,553   $ 5,276,170
                                                                     ===========   ===========


                          DELPHI FINANCIAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in thousands)

                                                                          Nine Months Ended
                                                                     -------------------------
                                                                      09/30/2006    09/30/2005
                                                                     -----------   -----------
Operating activities:
    Net income                                                       $   101,892   $    84,116
    Adjustments to reconcile net income to net cash provided
         by operating activities:
       Change in policy liabilities and policyholder accounts            197,987       196,872
       Net change in reinsurance receivables and payables                  3,523        10,608
       Amortization, principally the cost of business acquired
        and investments                                                   50,397        46,571
       Deferred costs of business acquired                               (77,473)      (69,739)
       Net realized losses (gains) on investments                          1,880        (8,534)
       Net change in federal income tax liability                         12,193         8,614
       Other                                                             (38,463)      (59,614)
                                                                     -----------   -----------
         Net cash provided by operating activities                       251,936       208,894
                                                                     -----------   -----------
Investing activities:
    Purchases of investments and loans made                             (898,282)   (1,460,493)
    Sales of investments and receipts from repayment of loans            597,301     1,142,110
    Maturities of investments                                            168,327       134,023
    Net change in short-term investments                                (202,886)      (44,566)
    Change in deposit in separate account                                 (2,234)       (3,033)
                                                                     -----------   -----------
         Net cash used by investing activities                          (337,774)     (231,959)
                                                                     -----------   -----------
Financing activities:
    Deposits to policyholder accounts                                    178,231        80,229
    Withdrawals from policyholder accounts                               (98,778)      (76,031)
    Borrowings under revolving credit facility                            31,000        32,000
    Principal payments under revolving credit facility                    (2,000)      (11,000)
    Change in liability for Federal Home Loan Bank advances                    -       (15,000)
    Other financing activities                                            (5,612)       14,499
                                                                     -----------   -----------
         Net cash provided by financing activities                       102,841        24,697
                                                                     -----------   -----------
Increase in cash                                                          17,003         1,632
Cash at beginning of period                                               28,493        24,324
                                                                     -----------   -----------
         Cash at end of period                                       $    45,496   $    25,956
                                                                     ===========   ===========